SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                  Rule 13d-102

                   Under the Securities Exchange Act of 1934
                               (Amendment No. _)*

                                AURORA FOODS INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     COMMON STOCK, PAR VALUE $.01 PER SHARE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   051648 10 6
--------------------------------------------------------------------------------
                                 (CUSIP Number)


--------------------------------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)

      Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
                               |_| Rule 13d-1 (b)
                               |_| Rule 13d-1 (c)
                               |X| Rule 13d-1 (d)

----------
      (*) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

      The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 051648 10 6                                                     Page 2
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(1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.


    DARTFORD PARTNERSHIP L.L.C.
--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|X|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

    Delaware
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        3,852,333

    (6) Shared voting power:
        21,147,495(1)(2)

    (7) Sole dispositive power:
        3,852,333

    (8) Shared dispositive power:
        21,147,495(1)(2)

--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned by each reporting person.

     24,999,828(1)(2)
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     37.3%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     OO
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

CUSIP No. 051648 10 6                                                     Page 3
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(1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.


    VDK FOODS LLC
--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|X|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

    Delaware
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        21,147,495(3)

    (6) Shared voting power:
        None

    (7) Sole dispositive power:
        21,147,495(3)

    (8) Shared dispositive power:
        None

--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned by each reporting person.

     21,147,495(3)
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     31.6%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     OO
--------------------------------------------------------------------------------

CUSIP No. 051648 10 6                                                     Page 4
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(1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.


    FENWAY PARTNERS CAPITAL FUND, L.P.
--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|X|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

    Delaware
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        5,916,336

    (6) Shared voting power:
        21,147,495(1)(4)

    (7) Sole dispositive power:
        5,916,336

    (8) Shared dispositive power:
        21,147,495(1)(4)

--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned by each reporting person.

     27,063,831(1)(4)
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     40.4%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     PN
--------------------------------------------------------------------------------

CUSIP No. 051648 10 6                                                     Page 5
--------------------------------------------------------------------------------
(1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.


    FPIP, LLC
--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|X|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

    Delaware
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        113,812

    (6) Shared voting power:
        21,147,495(1)

    (7) Sole dispositive power:
        113,812

    (8) Shared dispositive power:
        21,147,495(1)

--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned by each reporting person.

     21,261,307(1)
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     31.7%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     OO
--------------------------------------------------------------------------------

CUSIP No. 051648 10 6                                                     Page 6
--------------------------------------------------------------------------------
(1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.


    FPIP TRUST, LLC
--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|X|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

    Delaware
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        85,412

    (6) Shared voting power:
        21,147,495(1)

    (7) Sole dispositive power:
        85,412

    (8) Shared dispositive power:
        21,147,495(1)

--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned by each reporting person.

     21,232,907(1)
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     31.7%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     OO
--------------------------------------------------------------------------------

CUSIP No. 051648 10 6                                                     Page 7
--------------------------------------------------------------------------------
(1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.


    UBS CAPITAL LLC
--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|X|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

    Delaware
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        464,309

    (6) Shared voting power:
        21,147,495(1)(5)

    (7) Sole dispositive power:
        464,309

    (8) Shared dispositive power:
        21,147,495(1)(5)

--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned by each reporting person.

     21,611,804(1)(5)
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     32.2%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     OO
--------------------------------------------------------------------------------

CUSIP No. 051648 10 6                                                     Page 8
--------------------------------------------------------------------------------
(1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.


    GLORIANDE (LUXEMBOURG) S.a.r.L.
--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|X|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

    Luxembourg
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        464,309

    (6) Shared voting power:
        21,147,495(1)(6)

    (7) Sole dispositive power:
        464,309

    (8) Shared dispositive power:
        21,147,495(1)(6)

--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned by each reporting person.

     21,611,804(1)(6)
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     32.2%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     OO
--------------------------------------------------------------------------------

CUSIP No. 051648 10 6                                                     Page 9
--------------------------------------------------------------------------------
(1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.


    IAN R. WILSON
--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|X|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

    United States
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        None

    (6) Shared voting power:
        24,999,828(1)(7)

    (7) Sole dispositive power:
        None

    (8) Shared dispositive power:
        24,999,828(1)(7)

--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned by each reporting person.

     24,999,828(1)(7)
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     37.3%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     IN
--------------------------------------------------------------------------------

CUSIP No. 051648 10 6                                                    Page 10
--------------------------------------------------------------------------------
(1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.


    JAMES B. ARDREY
--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|X|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

    United States
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        None

    (6) Shared voting power:
        24,999,828(1)(7)

    (7) Sole dispositive power:
        None

    (8) Shared dispositive power:
        24,999,828(1)(7)

--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned by each reporting person.

     24,999,828(1)(7)
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     37.3%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     IN
--------------------------------------------------------------------------------

CUSIP No. 051648 10 6                                                    Page 11
--------------------------------------------------------------------------------
(1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.


    RAY CHUNG
--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|X|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

    United States
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        None

    (6) Shared voting power:
        24,999,828(1)(7)

    (7) Sole dispositive power:
        None

    (8) Shared dispositive power:
        24,999,828(1)(7)

--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned by each reporting person.

     24,999,828(1)(7)
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     37.3%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     IN
--------------------------------------------------------------------------------

CUSIP No. 051648 10 6                                                    Page 12
--------------------------------------------------------------------------------
(1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.


    M. LAURIE CUMMINGS
--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|X|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

    United States
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        None

    (6) Shared voting power:
        24,999,828(1)(7)

    (7) Sole dispositive power:
        None

    (8) Shared dispositive power:
        24,999,828(1)(7)

--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned by each reporting person.

     24,999,828(1)(7)
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     37.3%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     IN
--------------------------------------------------------------------------------

CUSIP No. 051648 10 6                                                    Page 13
--------------------------------------------------------------------------------
(1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.


    THE IAN AND SUSAN WILSON 1998 IRREVOCABLE TRUST
--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|X|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

    California
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        13,398

    (6) Shared voting power:
        21,147,495(1)

    (7) Sole dispositive power:
        13,398

    (8) Shared dispositive power:
        21,147,495(1)

--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned by each reporting person.

     21,160,893(1)
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     31.6%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     OO
--------------------------------------------------------------------------------

CUSIP No. 051648 10 6                                                    Page 14
--------------------------------------------------------------------------------
(1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.


    RAY AND EILEEN CHUNG CHILDREN'S TRUST F/B/O MELISSA ANN CHUNG
--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|X|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

    Texas
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        16,749

    (6) Shared voting power:
        21,147,495(1)

    (7) Sole dispositive power:
        16,749

    (8) Shared dispositive power:
        21,147,495(1)

--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned by each reporting person.

     21,164,244(1)
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     31.6%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     OO
--------------------------------------------------------------------------------

CUSIP No. 051648 10 6                                                    Page 15
--------------------------------------------------------------------------------
(1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.


    RAY AND EILEEN CHUNG CHILDREN'S TRUST F/B/O JESSICA MICHELLE CHUNG
--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|X|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

    Texas
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        16,749

    (6) Shared voting power:
        21,147,495(1)

    (7) Sole dispositive power:
        16,749

    (8) Shared dispositive power:
        21,147,495(1)

--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned by each reporting person.

     21,164,244(1)
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     31.6%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     OO
--------------------------------------------------------------------------------

CUSIP No. 051648 10 6                                                    Page 16
--------------------------------------------------------------------------------
(1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.


    SCOTT W. SEATON, TRUSTEE F/B/O CAITLIN E. ARDREY
--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|X|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

    Connecticut
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        1,932

    (6) Shared voting power:
        21,147,495(1)

    (7) Sole dispositive power:
        1,932

    (8) Shared dispositive power:
        21,147,495(1)

--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned by each reporting person.

     21,149,427(1)
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     31.6%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     OO
--------------------------------------------------------------------------------

CUSIP No. 051648 10 6                                                    Page 17
--------------------------------------------------------------------------------
(1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.


    SCOTT W. SEATON, TRUSTEE F/B/O IAN B. ARDREY
--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|X|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

    Connecticut
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        1,932

    (6) Shared voting power:
        21,147,495(1)

    (7) Sole dispositive power:
        1,932

    (8) Shared dispositive power:
        21,147,495(1)

--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned by each reporting person.

     21,149,427(1)
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     31.6%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     OO
--------------------------------------------------------------------------------

CUSIP No. 051648 10 6                                                    Page 18
--------------------------------------------------------------------------------
(1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.


    WENDY R. ARDREY TRUSTEE F/B/O ANN RICHARDSON
--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|X|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

    Connecticut
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        2,577

    (6) Shared voting power:
        21,147,495(1)

    (7) Sole dispositive power:
        2,577

    (8) Shared dispositive power:
        21,147,495(1)

--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned by each reporting person.

     21,150,072(1)
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     31.6%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     OO
--------------------------------------------------------------------------------

CUSIP No. 051648 10 6                                                    Page 19
--------------------------------------------------------------------------------
(1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.


    ELIZABETH D. ARDREY
--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|X|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

    United States
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        2,577

    (6) Shared voting power:
        21,147,495(1)

    (7) Sole dispositive power:
        2,577

    (8) Shared dispositive power:
        21,147,495(1)

--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned by each reporting person.

     21,150,072(1)
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     31.6%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     IN
--------------------------------------------------------------------------------

CUSIP No. 051648 10 6                                                    Page 20
--------------------------------------------------------------------------------
(1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.


    R. HOLT ARDREY, TRUSTEE F/B/O BLAKE ARDREY
--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|X|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

    Connecticut
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        2,577

    (6) Shared voting power:
        21,147,495(1)

    (7) Sole dispositive power:
        2,577

    (8) Shared dispositive power:
        21,147,495(1)

--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned by each reporting person.

     21,150,072(1)
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     31.6%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     OO
--------------------------------------------------------------------------------

CUSIP No. 051648 10 6                                                    Page 21
--------------------------------------------------------------------------------
(1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.


    R. HOLT ARDREY TRUSTEE F/B/O SCOTT ARDREY
--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|X|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

    Connecticut
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        2,577

    (6) Shared voting power:
        21,147,495(1)

    (7) Sole dispositive power:
        2,577

    (8) Shared dispositive power:
        21,147,495(1)

--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned by each reporting person.

     21,150,072(1)
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     31.6%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     OO
--------------------------------------------------------------------------------

CUSIP No. 051648 10 6                                                    Page 22
--------------------------------------------------------------------------------
(1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.


    SUNAPEE SECURITIES, INC.
--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|X|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

    Delaware
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        179,515

    (6) Shared voting power:
        None

    (7) Sole dispositive power:
        179,515

    (8) Shared dispositive power:
        None

--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned by each reporting person.

     179,515
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     0.3%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     CO
--------------------------------------------------------------------------------

CUSIP No. 051648 10 6                                                    Page 23
--------------------------------------------------------------------------------
(1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.


    SQUAM LAKE INVESTORS II, L.P.
--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|X|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

    Delaware
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        179,515

    (6) Shared voting power:
        None

    (7) Sole dispositive power:
        179,515

    (8) Shared dispositive power:
        None

--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned by each reporting person.

     179,515
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     0.3%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     PN
--------------------------------------------------------------------------------

CUSIP No. 051648 10 6                                                    Page 24
--------------------------------------------------------------------------------
(1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.


    THOMAS J. FERRARO
--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|X|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

    United States
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        358,208

    (6) Shared voting power:
        128,236(8)

    (7) Sole dispositive power:
        358,208

    (8) Shared dispositive power:
        128,236(8)

--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned by each reporting person.

     358,208
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares |X|(8) (see instructions).
--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     0.5%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     IN
--------------------------------------------------------------------------------

CUSIP No. 051648 10 6                                                    Page 25
--------------------------------------------------------------------------------
(1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.


    IRREVOCABLE TRUST FOR GREGORY T. FERRARO
--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|X|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

    Ohio
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        64,118

    (6) Shared voting power:
        None

    (7) Sole dispositive power:
        64,118

    (8) Shared dispositive power:
        None

--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned by each reporting person.

     64,118
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     0.1%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     OO
--------------------------------------------------------------------------------

CUSIP No. 051648 10 6                                                    Page 26
--------------------------------------------------------------------------------
(1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.


    IRREVOCABLE TRUST FOR MICHAEL A. FERRARO
--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|X|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

    Ohio
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        64,118

    (6) Shared voting power:
        None

    (7) Sole dispositive power:
        64,118

    (8) Shared dispositive power:
        None

--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned by each reporting person.

     64,118
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     0.1%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     OO
--------------------------------------------------------------------------------

CUSIP No. 051648 10 6                                                    Page 27
--------------------------------------------------------------------------------
(1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.


    C. GARY WILLETT
--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|X|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

    United States
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        259,035

    (6) Shared voting power:
        32,058(8)

    (7) Sole dispositive power:
        259,035

    (8) Shared dispositive power:
        32,058(8)

--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned by each reporting person.

     259,035
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares |X|(8) (see instructions).
--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     0.4%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     IN
--------------------------------------------------------------------------------

CUSIP No. 051648 10 6                                                    Page 28
--------------------------------------------------------------------------------
(1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.


    IRREVOCABLE TRUST FOR JENNIFER L. WILLETT
--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|X|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

    Ohio
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        10,686

    (6) Shared voting power:
        None

    (7) Sole dispositive power:
        10,686

    (8) Shared dispositive power:
        None

--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned by each reporting person.

     10,686
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     0.02%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     OO
--------------------------------------------------------------------------------

CUSIP No. 051648 10 6                                                    Page 29
--------------------------------------------------------------------------------
(1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.


    IRREVOCABLE TRUST FOR BRYAN S. WILLETT
--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|X|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

    Ohio
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        10,686

    (6) Shared voting power:
        None

    (7) Sole dispositive power:
        10,686

    (8) Shared dispositive power:
        None

--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned by each reporting person.

     10,686
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     0.02%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     OO
--------------------------------------------------------------------------------

CUSIP No. 051648 10 6                                                    Page 30
--------------------------------------------------------------------------------
(1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.


    IRREVOCABLE TRUST FOR KIMBERLY E. WILLETT
--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|X|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

    Ohio
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        10,686

    (6) Shared voting power:
        None

    (7) Sole dispositive power:
        10,686

    (8) Shared dispositive power:
        None

--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned by each reporting person.

     10,686
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     0.02%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     OO
--------------------------------------------------------------------------------

CUSIP No. 051648 10 6                                                    Page 31
--------------------------------------------------------------------------------
(1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.


    ALAN G. MINTZ
--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|X|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

    United States
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        190,806

    (6) Shared voting power:
        None

    (7) Sole dispositive power:
        190,806

    (8) Shared dispositive power:
        None

--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned by each reporting person.

     190,806
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     0.3%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     IN
--------------------------------------------------------------------------------

CUSIP No. 051648 10 6                                                    Page 32
--------------------------------------------------------------------------------
(1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.


    DIRK C. GRIZZLE
--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|X|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

    United States
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        164,916

    (6) Shared voting power:
        None

    (7) Sole dispositive power:
        164,916

    (8) Shared dispositive power:
        None

--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned by each reporting person.

     164,916
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     0.2%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     IN
--------------------------------------------------------------------------------

CUSIP No. 051648 10 6                                                    Page 33
--------------------------------------------------------------------------------
(1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.


    ROBERT A. KRASKA
--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|X|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

    United States
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        64,552

    (6) Shared voting power:
        None

    (7) Sole dispositive power:
        64,552

    (8) Shared dispositive power:
        None

--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned by each reporting person.

     64,552
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     0.1%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     IN
--------------------------------------------------------------------------------

CUSIP No. 051648 10 6                                                    Page 34
--------------------------------------------------------------------------------
(1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.


    THOMAS O. ELLINWOOD
--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|X|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

    United States
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        None

    (6) Shared voting power:
        21,147,495(1)

    (7) Sole dispositive power:
        None

    (8) Shared dispositive power:
        21,147,495(1)

--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned by each reporting person.

     21,147,495(1)
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     31.6%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     IN
--------------------------------------------------------------------------------

CUSIP No. 051648 10 6                                                    Page 35
--------------------------------------------------------------------------------
(1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.


    TIMOTHY B. ANDERSEN
--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|X|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

    United States
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        None

    (6) Shared voting power:
        21,147,495(1)

    (7) Sole dispositive power:
        None

    (8) Shared dispositive power:
        21,147,495(1)

--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned by each reporting person.

     21,147,495(1)
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     31.6%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     IN
--------------------------------------------------------------------------------

CUSIP No. 051648 10 6                                                    Page 36
--------------------------------------------------------------------------------
(1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.


    THOMAS J. YOUNGERMAN
--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|X|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

    United States
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        None

    (6) Shared voting power:
        21,147,495(1)

    (7) Sole dispositive power:
        None

    (8) Shared dispositive power:
        21,147,495(1)

--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned by each reporting person.

     21,147,495(1)
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     31.6%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     IN
--------------------------------------------------------------------------------

CUSIP No. 051648 10 6                                                    Page 37
--------------------------------------------------------------------------------
(1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.


    OLAFUR GUDMUNDSSON
--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|X|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

    United States
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        None

    (6) Shared voting power:
        21,147,495(1)

    (7) Sole dispositive power:
        None

    (8) Shared dispositive power:
        21,147,495(1)

--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned by each reporting person.

     21,147,495(1)
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     31.6%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     IN
--------------------------------------------------------------------------------

CUSIP No. 051648 10 6                                                    Page 38
--------------------------------------------------------------------------------
(1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.


    GREGORY L. SMITH
--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|X|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

    United States
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        None

    (6) Shared voting power:
        21,147,495(1)

    (7) Sole dispositive power:
        None

    (8) Shared dispositive power:
        21,147,495(1)

--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned by each reporting person.

     21,147,495(1)
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     31.6%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     IN
--------------------------------------------------------------------------------

CUSIP No. 051648 10 6                                                    Page 39
--------------------------------------------------------------------------------
(1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.


    ANTHONY A. BEVILACQUA
--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|X|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

    United States
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        None

    (6) Shared voting power:
        21,147,495(1)

    (7) Sole dispositive power:
        None

    (8) Shared dispositive power:
        21,147,495(1)

--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned by each reporting person.

     21,147,495(1)
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     31.6%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     IN
--------------------------------------------------------------------------------

                            FOOTNOTES TO COVER PAGES

---------------

(1) Includes 21,147,495 shares of Common Stock held directly by VDK Foods LLC. Does not include 1,801,769 shares of Common Stock held by VDK Foods LLC that VDK Foods LLC is obligated to contribute to the Issuer and that the Issuer is obligated to distribute to certain employees of its VDK Division and other specifically designated persons on or about July 1, 1999. The Reporting Person disclaims beneficial ownership of such shares except to the extent of its pecuniary interest therein.

(2) Dartford Partnership L.L.C. ("Dartford") is a member manager of VDK Foods LLC, together with Fenway Partners Capital Fund, L.P., UBS Capital LLC and Gloriande (Luxembourg) S.a.r.L., and as such may be deemed to have or share the power to vote or dispose of the Common Stock held by VDK Foods LLC. Dartford disclaims beneficial ownership of such shares except to the extent of its pecuniary interest therein.

(3) Does not include 1,801,769 shares of Common Stock held by VDK Foods LLC that VDK Foods LLC is obligated to contribute to the Issuer and the Issuer is obligated to distribute to certain employees of its VDK Division and other specifically designated persons on or about July 1, 1999. The Reporting Person disclaims beneficial ownership of such shares .

(4) Fenway Partners Capital Fund, L.P. ("Fenway") holds a majority of the voting interests of VDK Foods LLC and as such may be deemed to have the power to vote or dispose of the shares of Common Stock held directly by VDK Foods LLC. Fenway disclaims beneficial ownership of such shares except to the extent of its pecuniary interest therein.

(5) UBS Capital LLC ("UBS") is a member manager of VDK Foods LLC, together with Dartford, Fenway and Gloriande (Luxembourg) S.a.r.L., and as such may be deemed to have or share the power to vote or dispose of the Common Stock held by VDK Foods LLC. UBS disclaims beneficial ownership of such shares except to the extent of its pecuniary interest therein.

(6) Gloriande (Luxembourg) S.a.r.L. ("Gloriande") is a member manager of VDK Foods LLC, together with Dartford, Fenway and UBS, and as such maybe deemed to have or share the power to vote or dispose of the Common Stock held by VDK Foods LLC. Gloriande disclaims beneficial ownership of such shares except to the extent of its pecuniary interest therein.

(7)   Ian R. Wilson is the managing partner, and James B. Ardrey, Ray Chung and
      M. Laurie Cummings are partners, of Dartford and, as such, may be deemed to have or share the power to vote or dispose of the 3,852,333 shares of Common Stock held directly by Dartford and the 21,147,495 shares held directly by VDK Foods LLC. Each of Messrs. Wilson, Ardrey and Chung and Ms. Cummings has no direct ownership of any shares of Common Stock and disclaims beneficial ownership of any such shares except to the extent of his or her pecuniary interest therein.

(8) The Reporting Person may be deemed to have the power to direct the voting or disposition of shares of Common Stock held directly be certain children's trusts; however, the Reporting Person disclaims beneficial ownership of such shares.

                         AURORA FOODS INC. SCHEDULE 13G

Item 1. Issuer.

      (a) The name of the issuer is Aurora Foods, Inc., a Delaware corporation (the "Issuer").

      (b) The address of Issuer's principal executive office is 456 Montgomery Street, Suite 2200, San Francisco, California 94101.

Item 2. Reporting Person.

      (a) Name of person filing:

            Incorporated by reference to Item 1 of the Cover Pages (each a "Reporting Person").

      (b) Address of principal business office, or if none, residence:

            VDK Foods LLC
            456 Montgomery Street
            Suite 2200
            San Francisco, CA  94104

            Fenway Partners Capital Fund, L.P.
            152 West 57th Street
            59th Floor
            New York, NY  10019

            FPIP Trust, LLC
            c/o Fenway Partners Capital Fund, L.P.
            152 West 57th Street
            New York, NY  10019

            FPIP, LLC
            c/o Fenway Partners Capital Fund, L.P.
            152 West 57th Street
            New York, NY  10019

            UBS Capital LLC
            299 Park Avenue
            New York, NY  10171

            Gloriande (Luxembourg) S.a.r.L.
            c/o Moore Stephens Services SAM
            L'Estoril
            Avenue Princess Grace

            Ian R. Wilson
            945 Green Street
            San Francisco, CA  94133

            James B. Ardrey
            48 Pheasant Lane
            Greenwich, CT  06830

            Ray Chung
            11 Smithdale Estates
            Houston, TX  77024

            M. Laurie Cummings
            1765 Broadway, Apt. 5
            San Francisco, CA  94109

            The Ian and Susan Wilson 1998 Irrevocable Trust
            945 Green Street
            San Francisco, CA  94135

            Ray and Eileen Chung Children's Trust
            f/b/o Melissa Ann Chung
            11 Smithdale Estates
            Houston, TX  77024

            Ray and Eileen Chung Children's Trust
            f/b/o Jessica Michelle Chung
            11 Smithdale Estates
            Houston, TX  77024

            Scott W. Seaton, Trustee f/b/o Caitlin E. Ardrey
            48 Pheasant Lane
            Greenwich, CT  06830

            Scott W. Seaton, Trustee f/b/o Ian B. Ardrey
            48 Pheasant Lane
            Greenwich, CT  06830

            Wendy R. Ardrey, Trustee f/b/o Ann Richardson
            48 Pheasant Lane
            Greenwich, CT 06830

            Elizabeth D. Ardrey
            230 Tazwell Street, #404
            Norfolk, VA  23510

            R. Holt Ardrey, Trustee f/b/o Blake Ardrey
            c/o R. Holt Ardrey
            107 Carrie Street
            Greenwich, CT  06830

            R. Holt Ardrey, Trustee f/b/o Scott Ardrey
            c/o R. Holt Ardrey
            107 Carrie Street
            Greenwich, CT  06830

            Dartford Partnership L.L.C.
            456 Montgomery Street
            Suite 2200
            San Francisco, CA  94104

            Sunapee Securities, Inc.
            Two Copley Place
            Boston, MA  02116

            Squam Lake Investors II, L.P.
            Two Copley Place
            Boston, MA  02116

            Thomas J. Ferraro
            438 Delegate Drive
            Worthington, OH  43235

            Irrevocable Trust for Gregory T. Ferraro
            438 Delegate Drive
            Worthington, OH 43235

            Irrevocable Trust for Michael A. Ferraro
            438 Delegate Drive
            Worthington, OH  43235

            C. Gary Willett
            8297 Rookery Way
            Westerville, OH  43082

            Irrevocable Trust for Jennifer L. Willett
            8297 Rookery Way
            Westerville, OH  43082

            Irrevocable Trust for Bryan S. Willett
            8297 Rookery Way
            Westerville, OH  43082

            Irrevocable Trust for Kimberly E. Willett
            8297 Rookery Way
            Westerville, OH  43082

            Alan G. Mintz
            8005 Spalding Hills
            Atlanta, GA  30350

            Dirk C. Grizzle
            1151 Nautilus Place
            Westerville, OH  43082

            Robert A. Kraska
            1050 Isle Court
            Westerville, OH  43082

            Thomas O. Ellinwood
            232 N. Kingshighway
            Apt. 1905
            St. Louis, MO  63108

            Timothy B. Andersen
            20 Georgian Acres
            St. Louis, MO  63131

            Thomas J. Youngerman
            232 N. Kingshighway, Apt. 1004
            St. Louis, MO  63108

            Olafur Gudmundsson
            4813 West Sunnyslope Road
            Edina, MN  55424

            Gregory L. Smith
            2101 Saddlebred Court
            Chesterfield, MO  63005

            Anthony A. Bevilacqua
            424 Yorkshire Place
            Webster Groves, MO  63119

      (c) Citizenship:

            Incorporated by Reference from Item 4 of the Cover Pages.

      (d) Title of Class of Securities:

            Incorporated by Reference from the Cover Page.

      (e) CUSIP Number:

            Incorporated by Reference from the Cover Page.

Item 3. If this statement is filed pursuant to Rule 13d-1(b), 13d-2(b) or (c), check whether the person filing is a:

      (a)   |_| Broker or dealer register under section 15 of the Act (15 U.S.C.
                78o).

      (b)   |_| Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

      (c) |_| Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

      (d) |_| Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

      (e)   |_| An investment adviser in accordance with Rule
                13d-1(b)(1)(ii)(E).

      (f) |_| An employee benefit plan or endowment fund in accordance with Rule 13d- 1(b)(1)(ii)(F).

      (g) |_| A parent holding company or control person in accordance with Rule 13d- 1(b)(1)(ii)(G).

      (h) |_| A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

      (i) |_| A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3)

      (j)   |_| Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

      If this statement is filed pursuant to Rule 13d-1(c), check this box.

Item 4. Ownership

      (a) Amount Beneficially Owned:

            Incorporated by Reference from Item 9 of the Cover Pages.

      (b) Percent of Class:

            Incorporated by Reference from Item 11 of the Cover Pages.

      (c) Number of Shares as to which the Reporting Person has:

            (i) Sole power to vote or to direct the vote:

            Incorporated by Reference from Item 5 of the Cover Pages.

            (ii) Shared power to vote or to direct the vote:

            Incorporated by Reference from Item 6 of the Cover Pages.

            (iii) Sole power to dispose or to direct the disposition of:

            Incorporated by Reference from Item 7 of the Cover Pages.

            (iv) Shared power to dispose or to direct the disposition of:

            Incorporated by Reference from Item 8 of the Cover Pages.

Item 5. Ownership of Five Percent or Less of a Class.

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |_|.

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

      No person other than the Reporting Persons are known to have the right to receive or the power to direct the receipt of dividends from or the proceeds from the sale of, the shares of Common Stock and options acquired by the Reporting Person through open market purchases.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company.

      Not applicable.

Item 8. Identification and Classification of Members of the Group.

      The members of the group filing this Schedule 13G are identified by reference to the Cover Pages. Additionally, the following entities, while not part of this filing, may be deemed to constitute members of the group:

      Gamma Fund LLC
      Delta Fund LLC
      McCown De Leeuw & Co. III, L.P.
      McCown De Leeuw & Co. IV, L.P.
      McCown De Leeuw & Co. IV Associates, L.P.
      McCown De Leeuw & Co. III (Asia), L.P.
      McCown De Leeuw & Co. III (Europe), L.P.
      MDC Management Company IV, LLC
      MDC Management Company IIIA, LP
      MDC Management Company III, LP
      California Public Employees' Retirement System

Item 9. Notice of Dissolution of Group

      Not applicable.

Item 10. Certification

      Not applicable.

Material to be Filed as Exhibit.

      Exhibit A, which appears at page A-1 of this Schedule 13G, is the Joint Filers Agreement.

      Exhibit B, which appears at page B-1 of this Schedule 13G, contains the Powers of Attorney appointing Craigh Leonard as Attorney-In-Fact and authorizing him to sign the Schedule 13G and all amendments thereto for the following individuals and entities: VDK Foods LLC, Gloriande (Luxembourg) S.a.r.L., Ian R. Wilson, James B. Ardrey, Ray Chung, M. Laurie Cummings, The Ian and Susan Wilson 1998 Irrevocable Trust, Ray and Eileen Chung Children's Trust f/b/o Melissa Ann Chung, Ray and Eileen Chung Children's Trust f/b/o Jessica Michelle Chung, Scott
W. Seaton, Trustee f/b/o Caitlin E. Ardrey, Scott W. Seaton, Trustee f/b/o Ian
B. Ardrey, Wendy R. Ardrey, Trustee f/b/o Ann Richardson, Elizabeth D. Ardrey,
R. Holt Ardrey, Trustee f/b/o Blake Ardrey, R. Holt Ardrey, Trustee f/b/o Scott Ardrey, Dartford Partnership L.L.C., Sunapee Securities, Inc., Squam Lake Investors II, L.P., Thomas J. Ferraro, Irrevocable Trust for Gregory T. Ferraro, Irrevocable Trust for Michael A. Ferraro, C. Gary Willett, Irrevocable Trust for Jennifer L. Willett, Irrevocable Trust for Bryan S. Willett, Irrevocable Trust for Kimberly E. Willett, Alan G. Mintz, Dirk C. Grizzle, Robert A. Kraska, Thomas O. Ellinwood, Timothy B. Andersen, Thomas J. Youngerman, Olafur Gudmundsson, Gregory L. Smith, Anthony A. Bevilacqua.

              [The remainder of this page intentionally left blank]

                                    Signature

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

Dated: February 12, 1999

                                  VDK FOODS LLC

                                  By: /s/ Craigh Leonard
                                      ------------------------------------------
                                      Craigh Leonard, Attorney-In-Fact


                                  FENWAY PARTNERS CAPITAL FUND, L.P.

                                  By: Fenway Partners, L.P., its General Partner

                                      By: Fenway Partners Management, Inc. its
                                          General Partner

                                  By: /s/ Andrea Geisser
                                      ------------------------------------------
                                      Name: Andrea Geisser
                                      Title: Authorized Officer


                                  FPIP TRUST, LLC

                                  By: Fenway Partners, Inc., its Manager

                                  By: /s/ Andrea Geisser
                                      ------------------------------------------
                                      Name: Andrea Geisser
                                      Title: Authorized Officer

                                  FPIP LLC

                                  By: Fenway Partners, Inc., its Manager

                                  By: /s/ Andrea Geisser
                                      ------------------------------------------
                                      Name:   Andrea Geisser
                                      Title:  Authorized Officer


                                  UBS CAPITAL LLC

                                  By: /s/ Marc Unger
                                      ------------------------------------------
                                      Marc Unger, Chief Financial Officer


                                  By: /s/ Charles J. Delaney
                                      ------------------------------------------
                                      Charles J. Delaney, President


                                  GLORIANDE (LUXEMBOURG) S.A.R.L.

                                  By: /s/ Craigh Leonard
                                      ------------------------------------------
                                      Craigh Leonard, Attorney-In-Fact


                                  DARTFORD PARTNERSHIP L.L.C.

                                  By: /s/ Craigh Leonard
                                      ------------------------------------------
                                      Craigh Leonard, Attorney-In-Fact


                                  IAN R. WILSON

                                  By: /s/ Craigh Leonard
                                      ------------------------------------------
                                      Craigh Leonard, Attorney-In-Fact

                                  JAMES B. ARDREY

                                  By: /s/ Craigh Leonard
                                      ------------------------------------------
                                      Craigh Leonard, Attorney-In-Fact


                                  RAY CHUNG

                                  By: /s/ Craigh Leonard
                                      ------------------------------------------
                                      Craigh Leonard, Attorney-In-Fact


                                  M. LAURIE CUMMINGS

                                  By: /s/ Craigh Leonard
                                      ------------------------------------------
                                      Craigh Leonard, Attorney-In-Fact


                                  THE IAN AND SUSAN WILSON 1998
                                  IRREVOCABLE TRUST

                                  By: /s/ Craigh Leonard
                                      ------------------------------------------
                                      Craigh Leonard, Attorney-In-Fact


                                  RAY AND EILEEN CHUNG CHILDREN'S
                                  TRUST F/B/O MELISSA ANN CHUNG

                                  By: /s/ Craigh Leonard
                                      ------------------------------------------
                                      Craigh Leonard, Attorney-In-Fact


                                  RAY AND EILEEN CHUNG CHILDREN'S
                                  TRUST F/B/O JESSICA MICHELLE CHUNG

                                  By: /s/ Craigh Leonard
                                      ------------------------------------------
                                      Craigh Leonard, Attorney-In-Fact

                                  SCOTT W. SEATON, TRUSTEE F/B/O CAITLIN
                                  E. ARDREY

                                  By: /s/ Craigh Leonard
                                      ------------------------------------------
                                      Craigh Leonard, Attorney-In-Fact


                                  SCOTT W. SEATON, TRUSTEE F/B/O IAN B.
                                  ARDREY

                                  By: /s/ Craigh Leonard
                                      ------------------------------------------
                                      Craigh Leonard, Attorney-In-Fact


                                  WENDY R. ARDREY, TRUSTEE F/B/O ANN
                                  RICHARDSON

                                  By: /s/ Craigh Leonard
                                      ------------------------------------------
                                      Craigh Leonard, Attorney-In-Fact


                                  ELIZABETH D. ARDREY

                                  By: /s/ Craigh Leonard
                                      ------------------------------------------
                                      Craigh Leonard, Attorney-In-Fact


                                  R. HOLT ARDREY, TRUSTEE F/B/O BLAKE
                                  ARDREY

                                  By: /s/ Craigh Leonard
                                      ------------------------------------------
                                      Craigh Leonard, Attorney-In-Fact

                                  R. HOLT ARDREY, TRUSTEE F/B/O SCOTT
                                  ARDREY

                                  By: /s/ Craigh Leonard
                                      ------------------------------------------
                                      Craigh Leonard, Attorney-In-Fact


                                  SUNAPEE SECURITIES, INC.

                                  By: /s/ Craigh Leonard
                                      ------------------------------------------
                                      Craigh Leonard, Attorney-In-Fact


                                  SQUAM LAKE INVESTORS II, L.P.

                                  By: /s/ Craigh Leonard
                                      ------------------------------------------
                                      Craigh Leonard, Attorney-In-Fact


                                  THOMAS J. FERRARO

                                  By: /s/ Craigh Leonard
                                      ------------------------------------------
                                      Craigh Leonard, Attorney-In-Fact


                                  IRREVOCABLE TRUST FOR GREGORY T.
                                  FERRARO

                                  By: /s/ Craigh Leonard
                                      ------------------------------------------
                                      Craigh Leonard, Attorney-In-Fact


                                  IRREVOCABLE TRUST FOR MICHAEL A.
                                  FERRARO

                                  By: /s/ Craigh Leonard
                                      ------------------------------------------
                                      Craigh Leonard, Attorney-In-Fact

                                  C. GARY WILLETT

                                  By: /s/ Craigh Leonard
                                      ------------------------------------------
                                      Craigh Leonard, Attorney-In-Fact


                                  IRREVOCABLE TRUST FOR JENNIFER L.
                                  WILLETT

                                  By: /s/ Craigh Leonard
                                      ------------------------------------------
                                      Craigh Leonard, Attorney-In-Fact


                                  IRREVOCABLE TRUST FOR BRYAN S.
                                  WILLETT

                                  By: /s/ Craigh Leonard
                                      ------------------------------------------
                                      Craigh Leonard, Attorney-In-Fact


                                  IRREVOCABLE TRUST FOR KIMBERLY E.
                                  WILLETT

                                  By: /s/ Craigh Leonard
                                      ------------------------------------------
                                      Craigh Leonard, Attorney-In-Fact


                                  ALAN G. MINTZ

                                  By: /s/ Craigh Leonard
                                      ------------------------------------------
                                      Craigh Leonard, Attorney-In-Fact


                                  DIRK C. GRIZZLE

                                  By: /s/ Craigh Leonard
                                      ------------------------------------------
                                      Craigh Leonard, Attorney-In-Fact

                                  ROBERT A. KRASKA

                                  By: /s/ Craigh Leonard
                                      ------------------------------------------
                                      Craigh Leonard, Attorney-In-Fact


                                  THOMAS O. ELLINWOOD

                                  By: /s/ Craigh Leonard
                                      ------------------------------------------
                                      Craigh Leonard, Attorney-In-Fact


                                  TIMOTHY B. ANDERSEN

                                  By: /s/ Craigh Leonard
                                      ------------------------------------------
                                      Craigh Leonard, Attorney-In-Fact


                                  THOMAS J. YOUNGERMAN

                                  By: /s/ Craigh Leonard
                                      ------------------------------------------
                                      Craigh Leonard, Attorney-In-Fact


                                  OLAFUR GUDMUNDSSON

                                  By: /s/ Craigh Leonard
                                      ------------------------------------------
                                      Craigh Leonard, Attorney-In-Fact


                                  GREGORY L. SMITH

                                  By: /s/ Craigh Leonard
                                      ------------------------------------------
                                      Craigh Leonard, Attorney-In-Fact

                                  ANTHONY A. BEVILACQUA

                                  By: /s/ Craigh Leonard
                                      ------------------------------------------
                                      Craigh Leonard, Attorney-In-Fact

                                    EXHIBIT A

                        AGREEMENT REGARDING JOINT FILING

      The undersigned hereby agree and acknowledge that the information required by Schedule 13G, to which this Agreement is attached as an exhibit, is filed on behalf of each of them. The undersigned further agree that any amendments or supplements thereto shall also be filed on behalf of each of them.

Dated: February 12, 1999


                                  VDK FOODS LLC

                                  By: /s/ Craigh Leonard
                                      ------------------------------------------
                                      Craigh Leonard, Attorney-In-Fact


                                  FENWAY PARTNERS CAPITAL FUND, L.P.

                                  By: Fenway Partners, L.P., its General Partner

                                      By: Fenway Partners Management, Inc. its
                                          General Partner

                                  By: /s/ Andrea Geisser
                                      ------------------------------------------
                                       Name:  Andrea Geisser
                                       Title: Authorized Officer


                                  FPIP TRUST, LLC

                                  By: Fenway Partners, Inc., its Manager

                                  By: /s/ Andrea Geisser
                                      ------------------------------------------
                                       Name:  Andrea Geisser
                                       Title: Authorized Officer

                                  FPIP LLC

                                  By: Fenway Partners, Inc., its Manager

                                  By: /s/ Andrea Geisser
                                      ------------------------------------------
                                       Name:  Andrea Geisser
                                       Title: Authorized Officer


                                  UBS CAPITAL LLC

                                  By: /s/ Marc Unger
                                      ------------------------------------------
                                      Marc Unger, Chief Financial Officer


                                  By: /s/ Charles J. Delaney
                                      ------------------------------------------
                                      Charles J. Delaney, President


                                  GLORIANDE (LUXEMBOURG) S.A.R.L.

                                  By: /s/ Craigh Leonard
                                      ------------------------------------------
                                      Craigh Leonard, Attorney-In-Fact


                                  DARTFORD PARTNERSHIP L.L.C.

                                  By: /s/ Craigh Leonard
                                      ------------------------------------------
                                      Craigh Leonard, Attorney-In-Fact


                                  IAN R. WILSON

                                  By: /s/ Craigh Leonard
                                      ------------------------------------------
                                      Craigh Leonard, Attorney-In-Fact

                                  JAMES B. ARDREY

                                  By: /s/ Craigh Leonard
                                      ------------------------------------------
                                      Craigh Leonard, Attorney-In-Fact


                                  RAY CHUNG

                                  By: /s/ Craigh Leonard
                                      ------------------------------------------
                                      Craigh Leonard, Attorney-In-Fact


                                  M. LAURIE CUMMINGS

                                  By: /s/ Craigh Leonard
                                      ------------------------------------------
                                      Craigh Leonard, Attorney-In-Fact


                                  THE IAN AND SUSAN WILSON 1998
                                  IRREVOCABLE TRUST

                                  By: /s/ Craigh Leonard
                                      ------------------------------------------
                                      Craigh Leonard, Attorney-In-Fact


                                  RAY AND EILEEN CHUNG CHILDREN'S
                                  TRUST F/B/O MELISSA ANN CHUNG

                                  By: /s/ Craigh Leonard
                                      ------------------------------------------
                                      Craigh Leonard, Attorney-In-Fact


                                  RAY AND EILEEN CHUNG CHILDREN'S
                                  TRUST F/B/O JESSICA MICHELLE CHUNG

                                  By: /s/ Craigh Leonard
                                      ------------------------------------------
                                      Craigh Leonard, Attorney-In-Fact

                                  SCOTT W. SEATON, TRUSTEE F/B/O CAITLIN
                                  E. ARDREY

                                  By: /s/ Craigh Leonard
                                      ------------------------------------------
                                      Craigh Leonard, Attorney-In-Fact


                                  SCOTT W. SEATON, TRUSTEE F/B/O IAN B.
                                  ARDREY

                                  By: /s/ Craigh Leonard
                                      ------------------------------------------
                                      Craigh Leonard, Attorney-In-Fact


                                  WENDY R. ARDREY, TRUSTEE F/B/O ANN
                                  RICHARDSON

                                  By: /s/ Craigh Leonard
                                      ------------------------------------------
                                      Craigh Leonard, Attorney-In-Fact


                                  ELIZABETH D. ARDREY

                                  By: /s/ Craigh Leonard
                                      ------------------------------------------
                                      Craigh Leonard, Attorney-In-Fact


                                  R. HOLT ARDREY, TRUSTEE F/B/O BLAKE
                                  ARDREY

                                  By: /s/ Craigh Leonard
                                      ------------------------------------------
                                      Craigh Leonard, Attorney-In-Fact

                                  R. HOLT ARDREY, TRUSTEE F/B/O SCOTT
                                  ARDREY

                                  By: /s/ Craigh Leonard
                                      ------------------------------------------
                                      Craigh Leonard, Attorney-In-Fact


                                  SUNAPEE SECURITIES, INC.

                                  By: /s/ Craigh Leonard
                                      ------------------------------------------
                                      Craigh Leonard, Attorney-In-Fact


                                  SQUAM LAKE INVESTORS II, L.P.

                                  By: /s/ Craigh Leonard
                                      ------------------------------------------
                                      Craigh Leonard, Attorney-In-Fact


                                  THOMAS J. FERRARO

                                  By: /s/ Craigh Leonard
                                      ------------------------------------------
                                      Craigh Leonard, Attorney-In-Fact


                                  IRREVOCABLE TRUST FOR GREGORY T.
                                  FERRARO

                                  By: /s/ Craigh Leonard
                                      ------------------------------------------
                                      Craigh Leonard, Attorney-In-Fact


                                  IRREVOCABLE TRUST FOR MICHAEL A.
                                  FERRARO

                                  By: /s/ Craigh Leonard
                                      ------------------------------------------
                                      Craigh Leonard, Attorney-In-Fact

                                  C. GARY WILLETT

                                  By: /s/ Craigh Leonard
                                      ------------------------------------------
                                      Craigh Leonard, Attorney-In-Fact


                                  IRREVOCABLE TRUST FOR JENNIFER L.
                                  WILLETT

                                  By: /s/ Craigh Leonard
                                      ------------------------------------------
                                      Craigh Leonard, Attorney-In-Fact


                                  IRREVOCABLE TRUST FOR BRYAN S.
                                  WILLETT

                                  By: /s/ Craigh Leonard
                                      ------------------------------------------
                                      Craigh Leonard, Attorney-In-Fact


                                  IRREVOCABLE TRUST FOR KIMBERLY E.
                                  WILLETT

                                  By: /s/ Craigh Leonard
                                      ------------------------------------------
                                      Craigh Leonard, Attorney-In-Fact


                                  ALAN G. MINTZ

                                  By: /s/ Craigh Leonard
                                      ------------------------------------------
                                      Craigh Leonard, Attorney-In-Fact


                                  DIRK C. GRIZZLE

                                  By: /s/ Craigh Leonard
                                      ------------------------------------------
                                      Craigh Leonard, Attorney-In-Fact

                                  ROBERT A. KRASKA

                                  By: /s/ Craigh Leonard
                                      ------------------------------------------
                                      Craigh Leonard, Attorney-In-Fact


                                  THOMAS O. ELLINWOOD

                                  By: /s/ Craigh Leonard
                                      ------------------------------------------
                                      Craigh Leonard, Attorney-In-Fact


                                  TIMOTHY B. ANDERSEN

                                  By: /s/ Craigh Leonard
                                      ------------------------------------------
                                      Craigh Leonard, Attorney-In-Fact


                                  THOMAS J. YOUNGERMAN

                                  By: /s/ Craigh Leonard
                                      ------------------------------------------
                                      Craigh Leonard, Attorney-In-Fact


                                  OLAFUR GUDMUNDSSON

                                  By: /s/ Craigh Leonard
                                      ------------------------------------------
                                      Craigh Leonard, Attorney-In-Fact


                                  GREGORY L. SMITH

                                  By: /s/ Craigh Leonard
                                      ------------------------------------------
                                      Craigh Leonard, Attorney-In-Fact

                                  ANTHONY A. BEVILACQUA

                                  By: /s/ Craigh Leonard
                                      ------------------------------------------
                                      Craigh Leonard, Attorney-In-Fact

                                   EXHIBIT B

                               POWER OF ATTORNEY

      Know all men by these presents that the undersigned constitutes and appoints each of JAMES B. ARDREY and CRAIGH LEONARD, acting severally, its true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for it and in its name, place and stead, in any and all capacities, to sign any and all Securities and Exchange Commission Forms 3, Forms 4, Forms 5 and Schedules 13D and 13G and any all amendments thereto relating to Aurora Foods Inc., and to file the same and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as it might or could do in person, hereby ratifying and confirming said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done, or have done or caused to be done prior to this date, by virtue hereof.

Dated: June 25, 1998                      VDK FOODS LLC


                                          By: /s/ James B. Ardrey
                                              ----------------------------------
                                              Name: James B. Ardrey
                                              Title: Executive Vice President

                                POWER OF ATTORNEY

      Know all men by these presents that the undersigned constitutes and appoints each of JAMES B. ARDREY and CRAIGH LEONARD, acting severally, its true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for it and in its name, place and stead, in any and all capacities, to sign any and all Securities and Exchange Commission Forms 3, Forms 4, Forms 5 and Schedules 13D and 13G and any all amendments thereto relating to Aurora Foods Inc., and to file the same and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as it might or could do in person, hereby ratifying and confirming said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done, or have done or caused to be done prior to this date, by virtue hereof.

Dated: August 5, 1998                     GLORIANDE (LUXEMBOURG) S.A.R.L.


                                          By: /s/ W.R.C. Holmes
                                              ----------------------------------

                                POWER OF ATTORNEY

      Know all men by these presents that the undersigned constitutes and appoints each of JAMES B. ARDREY and CRAIGH LEONARD, acting severally, its true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for it and in its name, place and stead, in any and all capacities, to sign any and all Securities and Exchange Commission Forms 3, Forms 4, Forms 5 and Schedules 13D and 13G and any all amendments thereto relating to Aurora Foods Inc., and to file the same and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as it might or could do in person, hereby ratifying and confirming said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done, or have done or caused to be done prior to this date, by virtue hereof.

Dated:June 25, 1998                       DARTFORD PARTNERSHIP L.L.C.


                                          By: /s/ James B. Ardrey
                                              ----------------------------------
                                              Name: James B. Ardrey
                                              Title: Member

                                POWER OF ATTORNEY

      Know all men by these presents that the undersigned constitutes and appoints each of JAMES B. ARDREY and CRAIGH LEONARD, acting severally, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for it and in its name, place and stead, in any and all capacities, to sign any and all Securities and Exchange Commission Forms 3, Forms 4, Forms 5 and Schedules 13D and 13G and any all amendments thereto relating to Aurora Foods Inc., and to file the same and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as it might or could do in person, hereby ratifying and confirming said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done, or have done or caused to be done prior to this date, by virtue hereof.

Dated: June 25, 1998

                                              /s/ Ian R. Wilson
                                              ----------------------------------
                                              IAN R. WILSON

                                POWER OF ATTORNEY

      Know all men by these presents that the undersigned constitutes and appoints CRAIGH LEONARD, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for it and in its name, place and stead, in any and all capacities, to sign any and all Securities and Exchange Commission Forms 3, Forms 4, Forms 5 and Schedules 13D and 13G and any all amendments thereto relating to Aurora Foods Inc., and to file the same and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as it might or could do in person, hereby ratifying and confirming said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done, or have done or caused to be done prior to this date, by virtue hereof.

Dated: June 25, 1998

                                            By: /s/ James B. Ardrey
                                                --------------------------------
                                                JAMES B. ARDREY

                                POWER OF ATTORNEY

      Know all men by these presents that the undersigned constitutes and appoints each of JAMES B. ARDREY and CRAIGH LEONARD, acting severally, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for it and in its name, place and stead, in any and all capacities, to sign any and all Securities and Exchange Commission Forms 3, Forms 4, Forms 5 and Schedules 13D and 13G and any all amendments thereto relating to Aurora Foods Inc., and to file the same and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as it might or could do in person, hereby ratifying and confirming said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done, or have done or caused to be done prior to this date, by virtue hereof.

Dated: June 25, 1998

                                          By: /s/ Ray Chung
                                              ----------------------------------
                                              RAY CHUNG

                                POWER OF ATTORNEY

      Know all men by these presents that the undersigned constitutes and appoints each of JAMES B. ARDREY and CRAIGH LEONARD, acting severally, her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for it and in its name, place and stead, in any and all capacities, to sign any and all Securities and Exchange Commission Forms 3, Forms 4, Forms 5 and Schedules 13D and 13G and any all amendments thereto relating to Aurora Foods Inc., and to file the same and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as it might or could do in person, hereby ratifying and confirming said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done, or have done or caused to be done prior to this date, by virtue hereof.

Dated: June 25, 1998

                                          By: /s/ M. Laurie Cummings
                                              ----------------------------------
                                              M. LAURIE CUMMINGS

                                POWER OF ATTORNEY

      Know all men by these presents that the undersigned constitutes and appoints each of JAMES B. ARDREY and CRAIGH LEONARD, acting severally, its true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for it and in its name, place and stead, in any and all capacities, to sign any and all Securities and Exchange Commission Forms 3, Forms 4, Forms 5 and Schedules 13D and 13G and any all amendments thereto relating to Aurora Foods Inc., and to file the same and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as it might or could do in person, hereby ratifying and confirming said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done, or have done or caused to be done prior to this date, by virtue hereof.

Dated: August 5, 1998                         THE IAN AND SUSAN WILSON 1998
                                              IRREVOCABLE TRUST


                                              /s/ Timothy R. Wilson
                                              ----------------------------------
                                              Name: Timothy R. Wilson
                                              Title: Trustee

                                POWER OF ATTORNEY

      Know all men by these presents that the undersigned constitutes and appoints each of JAMES B. ARDREY and CRAIGH LEONARD, acting severally, its true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for it and in its name, place and stead, in any and all capacities, to sign any and all Securities and Exchange Commission Forms 3, Forms 4, Forms 5 and Schedules 13D and 13G and any all amendments thereto relating to Aurora Foods Inc., and to file the same and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as it might or could do in person, hereby ratifying and confirming said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done, or have done or caused to be done prior to this date, by virtue hereof.

Dated: August 5, 1998                         RAY AND EILEEN CHUNG
                                              CHILDREN'S TRUST F/B/O MELISSA
                                              ANN CHUNG


                                              /s/ David Chung
                                              ----------------------------------
                                              Name: David Chung
                                              Title: Trustee

                                POWER OF ATTORNEY

      Know all men by these presents that the undersigned constitutes and appoints each of JAMES B. ARDREY and CRAIGH LEONARD, acting severally, its true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for it and in its name, place and stead, in any and all capacities, to sign any and all Securities and Exchange Commission Forms 3, Forms 4, Forms 5 and Schedules 13D and 13G and any all amendments thereto relating to Aurora Foods Inc., and to file the same and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as it might or could do in person, hereby ratifying and confirming said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done, or have done or caused to be done prior to this date, by virtue hereof.

Dated: August 5, 1998                         RAY AND EILEEN CHUNG
                                              CHILDREN'S TRUST F/B/O JESSICA
                                              MICHELLE CHUNG


                                              /s/ David Chung
                                              ----------------------------------
                                              Name: David Chung
                                              Title: Trustee

                                POWER OF ATTORNEY

      Know all men by these presents that the undersigned constitutes and appoints each of JAMES B. ARDREY and CRAIGH LEONARD, acting severally, its true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for it and in its name, place and stead, in any and all capacities, to sign any and all Securities and Exchange Commission Forms 3, Forms 4, Forms 5 and Schedules 13D and 13G and any all amendments thereto relating to Aurora Foods Inc., and to file the same and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as it might or could do in person, hereby ratifying and confirming said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done, or have done or caused to be done prior to this date, by virtue hereof.

Dated: August 5, 1998

                                          By: /s/ Scott W. Seaton
                                              ----------------------------------
                                              SCOTT W. SEATON, TRUSTEE
                                              F/B/O CAITLIN E. ARDREY

                                POWER OF ATTORNEY

      Know all men by these presents that the undersigned constitutes and appoints each of JAMES B. ARDREY and CRAIGH LEONARD, acting severally, its true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for it and in its name, place and stead, in any and all capacities, to sign any and all Securities and Exchange Commission Forms 3, Forms 4, Forms 5 and Schedules 13D and 13G and any all amendments thereto relating to Aurora Foods Inc., and to file the same and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as it might or could do in person, hereby ratifying and confirming said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done, or have done or caused to be done prior to this date, by virtue hereof.

Dated: August 5, 1998

                                          By: /s/ Scott W. Seaton
                                              ----------------------------------
                                              SCOTT W. SEATON, TRUSTEE
                                              F/B/O IAN B. ARDREY

                                POWER OF ATTORNEY

      Know all men by these presents that the undersigned constitutes and appoints each of JAMES B. ARDREY and CRAIGH LEONARD, acting severally, its true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for it and in its name, place and stead, in any and all capacities, to sign any and all Securities and Exchange Commission Forms 3, Forms 4, Forms 5 and Schedules 13D and 13G and any all amendments thereto relating to Aurora Foods Inc., and to file the same and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as it might or could do in person, hereby ratifying and confirming said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done, or have done or caused to be done prior to this date, by virtue hereof.

Dated:August 5, 1998

                                              /s/ Wendy R. Ardrey
                                              ----------------------------------
                                              WENDY R. ARDREY, TRUSTEE F/B/O
                                              ANN RICHARDSON

                                POWER OF ATTORNEY

      Know all men by these presents that the undersigned constitutes and appoints each of JAMES B. ARDREY and CRAIGH LEONARD, acting severally, her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for it and in its name, place and stead, in any and all capacities, to sign any and all Securities and Exchange Commission Forms 3, Forms 4, Forms 5 and Schedules 13D and 13G and any all amendments thereto relating to Aurora Foods Inc., and to file the same and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as it might or could do in person, hereby ratifying and confirming said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done, or have done or caused to be done prior to this date, by virtue hereof.

Dated: August 5, 1998

                                          By: /s/ Elizabeth D. Ardrey
                                              ----------------------------------
                                              ELIZABETH D. ARDREY

                                POWER OF ATTORNEY

      Know all men by these presents that the undersigned constitutes and appoints each of JAMES B. ARDREY and CRAIGH LEONARD, acting severally, its true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for it and in its name, place and stead, in any and all capacities, to sign any and all Securities and Exchange Commission Forms 3, Forms 4, Forms 5 and Schedules 13D and 13G and any all amendments thereto relating to Aurora Foods Inc., and to file the same and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as it might or could do in person, hereby ratifying and confirming said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done, or have done or caused to be done prior to this date, by virtue hereof.

Dated: August 5, 1998

                                              /s/ R. Holt Ardrey
                                              ----------------------------------
                                              R. HOLT ARDREY, TRUSTEE F/B/O
                                              BLAKE ARDREY

                                POWER OF ATTORNEY

      Know all men by these presents that the undersigned constitutes and appoints each of JAMES B. ARDREY and CRAIGH LEONARD, acting severally, its true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for it and in its name, place and stead, in any and all capacities, to sign any and all Securities and Exchange Commission Forms 3, Forms 4, Forms 5 and Schedules 13D and 13G and any all amendments thereto relating to Aurora Foods Inc., and to file the same and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as it might or could do in person, hereby ratifying and confirming said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done, or have done or caused to be done prior to this date, by virtue hereof.

Dated: August 5, 1998

                                              /s/ R. Holt Ardrey
                                              ----------------------------------
                                              R. HOLT ARDREY, TRUSTEE F/B/O
                                              SCOTT ARDREY

                                POWER OF ATTORNEY

      Know all men by these presents that the undersigned constitutes and appoints each of JAMES B. ARDREY and CRAIGH LEONARD, acting severally, its true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for it and in its name, place and stead, in any and all capacities, to sign any and all Securities and Exchange Commission Forms 3, Forms 4, Forms 5 and Schedules 13D and 13G and any all amendments thereto relating to Aurora Foods Inc., and to file the same and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as it might or could do in person, hereby ratifying and confirming said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done, or have done or caused to be done prior to this date, by virtue hereof.

Dated: August 5, 1998                     SUNAPEE SECURITIES, INC.


                                          By: /s/ Gary Wilkinson
                                              ----------------------------------
                                              Name:  Gary Wilkinson
                                              Title: Treasurer

                                POWER OF ATTORNEY

      Know all men by these presents that the undersigned constitutes and appoints each of JAMES B. ARDREY and CRAIGH LEONARD, acting severally, its true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for it and in its name, place and stead, in any and all capacities, to sign any and all Securities and Exchange Commission Forms 3, Forms 4, Forms 5 and Schedules 13D and 13G and any all amendments thereto relating to Aurora Foods Inc., and to file the same and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as it might or could do in person, hereby ratifying and confirming said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done, or have done or caused to be done prior to this date, by virtue hereof.

Dated: August 5, 1998                     SQUAM LAKE INVESTORS II, L.P.


                                          By: /s/ Gary Wilkinson
                                              ----------------------------------
                                              Name: Gary Wilkinson
                                              Title: Treasurer - GPI, Inc.,
                                                     its General Partner

                                POWER OF ATTORNEY

      Know all men by these presents that the undersigned constitutes and appoints each of JAMES B. ARDREY and CRAIGH LEONARD, acting severally, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for it and in its name, place and stead, in any and all capacities, to sign any and all Securities and Exchange Commission Forms 3, Forms 4, Forms 5 and Schedules 13D and 13G and any all amendments thereto relating to Aurora Foods Inc., and to file the same and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as it might or could do in person, hereby ratifying and confirming said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done, or have done or caused to be done prior to this date, by virtue hereof.

Dated: June 25, 1998

                                          By: /s/ Thomas J. Ferraro
                                              ----------------------------------
                                              THOMAS J. FERRARO

                                POWER OF ATTORNEY

      Know all men by these presents that the undersigned constitutes and appoints each of JAMES B. ARDREY and CRAIGH LEONARD, acting severally, its true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for it and in its name, place and stead, in any and all capacities, to sign any and all Securities and Exchange Commission Forms 3, Forms 4, Forms 5 and Schedules 13D and 13G and any all amendments thereto relating to Aurora Foods Inc., and to file the same and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as it might or could do in person, hereby ratifying and confirming said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done, or have done or caused to be done prior to this date, by virtue hereof.

Dated: August 5, 1998                         IRREVOCABLE TRUST FOR
                                              GREGORY T. FERRARO


                                              /s/ Bonita M. Ferraro
                                              ----------------------------------

                                POWER OF ATTORNEY

      Know all men by these presents that the undersigned constitutes and appoints each of JAMES B. ARDREY and CRAIGH LEONARD, acting severally, its true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for it and in its name, place and stead, in any and all capacities, to sign any and all Securities and Exchange Commission Forms 3, Forms 4, Forms 5 and Schedules 13D and 13G and any all amendments thereto relating to Aurora Foods Inc., and to file the same and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as it might or could do in person, hereby ratifying and confirming said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done, or have done or caused to be done prior to this date, by virtue hereof.

Dated: August 5, 1998                         IRREVOCABLE TRUST FOR
                                              MICHAEL A. FERRARO


                                              /s/ Bonita M. Ferraro
                                              ----------------------------------

                                POWER OF ATTORNEY

      Know all men by these presents that the undersigned constitutes and appoints each of JAMES B. ARDREY and CRAIGH LEONARD, acting severally, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for it and in its name, place and stead, in any and all capacities, to sign any and all Securities and Exchange Commission Forms 3, Forms 4, Forms 5 and Schedules 13D and 13G and any all amendments thereto relating to Aurora Foods Inc., and to file the same and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as it might or could do in person, hereby ratifying and confirming said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done, or have done or caused to be done prior to this date, by virtue hereof.

Dated: August 5, 1998

                                              /s/ C. Gary Willett
                                              ----------------------------------
                                              C. GARY WILLETT

                                POWER OF ATTORNEY

      Know all men by these presents that the undersigned constitutes and appoints each of JAMES B. ARDREY and CRAIGH LEONARD, acting severally, its true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for it and in its name, place and stead, in any and all capacities, to sign any and all Securities and Exchange Commission Forms 3, Forms 4, Forms 5 and Schedules 13D and 13G and any all amendments thereto relating to Aurora Foods Inc., and to file the same and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as it might or could do in person, hereby ratifying and confirming said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done, or have done or caused to be done prior to this date, by virtue hereof.

Dated: August 5, 1998                         IRREVOCABLE TRUST FOR
                                              JENNIFER L. WILLETT


                                              /s/ Vicki T. Willett
                                              ----------------------------------

                                POWER OF ATTORNEY

      Know all men by these presents that the undersigned constitutes and appoints each of JAMES B. ARDREY and CRAIGH LEONARD, acting severally, its true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for it and in its name, place and stead, in any and all capacities, to sign any and all Securities and Exchange Commission Forms 3, Forms 4, Forms 5 and Schedules 13D and 13G and any all amendments thereto relating to Aurora Foods Inc., and to file the same and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as it might or could do in person, hereby ratifying and confirming said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done, or have done or caused to be done prior to this date, by virtue hereof.

Dated: August 5, 1998                         IRREVOCABLE TRUST FOR BRYAN S.
                                              WILLETT


                                              /s/ Vicki T. Willett
                                              ----------------------------------

                                POWER OF ATTORNEY

      Know all men by these presents that the undersigned constitutes and appoints each of JAMES B. ARDREY and CRAIGH LEONARD, acting severally, its true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for it and in its name, place and stead, in any and all capacities, to sign any and all Securities and Exchange Commission Forms 3, Forms 4, Forms 5 and Schedules 13D and 13G and any all amendments thereto relating to Aurora Foods Inc., and to file the same and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as it might or could do in person, hereby ratifying and confirming said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done, or have done or caused to be done prior to this date, by virtue hereof.

Dated: August 5, 1998                         IRREVOCABLE TRUST FOR
                                              KIMBERLY E. WILLETT


                                              /s/ Vicki T. Willett
                                              ----------------------------------

                                POWER OF ATTORNEY

      Know all men by these presents that the undersigned constitutes and appoints each of JAMES B. ARDREY and CRAIGH LEONARD, acting severally, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for it and in its name, place and stead, in any and all capacities, to sign any and all Securities and Exchange Commission Forms 3, Forms 4, Forms 5 and Schedules 13D and 13G and any all amendments thereto relating to Aurora Foods Inc., and to file the same and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as it might or could do in person, hereby ratifying and confirming said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done, or have done or caused to be done prior to this date, by virtue hereof.

Dated: August 5, 1998

                                          By: /s/ Alan G. Mintz
                                              ----------------------------------
                                              ALAN MINTZ

                                POWER OF ATTORNEY

      Know all men by these presents that the undersigned constitutes and appoints each of JAMES B. ARDREY and CRAIGH LEONARD, acting severally, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for it and in its name, place and stead, in any and all capacities, to sign any and all Securities and Exchange Commission Forms 3, Forms 4, Forms 5 and Schedules 13D and 13G and any all amendments thereto relating to Aurora Foods Inc., and to file the same and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as it might or could do in person, hereby ratifying and confirming said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done, or have done or caused to be done prior to this date, by virtue hereof.

Dated: August 5, 1998

                                          By: /s/ Dirk C. Grizzle
                                              ----------------------------------
                                              DIRK GRIZZLE

                                POWER OF ATTORNEY

      Know all men by these presents that the undersigned constitutes and appoints each of JAMES B. ARDREY and CRAIGH LEONARD, acting severally, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for it and in its name, place and stead, in any and all capacities, to sign any and all Securities and Exchange Commission Forms 3, Forms 4, Forms 5 and Schedules 13D and 13G and any all amendments thereto relating to Aurora Foods Inc., and to file the same and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as it might or could do in person, hereby ratifying and confirming said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done, or have done or caused to be done prior to this date, by virtue hereof.

Dated: August 5, 1998

                                              /s/ Robert A. Kraska
                                              ----------------------------------
                                              ROBERT KRASKA

                                POWER OF ATTORNEY

      Know all men by these presents that the undersigned constitutes and appoints each of JAMES B. ARDREY and CRAIGH LEONARD, acting severally, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for it and in its name, place and stead, in any and all capacities, to sign any and all Securities and Exchange Commission Forms 3, Forms 4, Forms 5 and Schedules 13D and 13G and any all amendments thereto relating to Aurora Foods Inc., and to file the same and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as it might or could do in person, hereby ratifying and confirming said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done, or have done or caused to be done prior to this date, by virtue hereof.

Dated: June 25, 1998

                                              /s/ Thomas O. Ellinwood
                                              ----------------------------------
                                              THOMAS O. ELLINWOOD

                                POWER OF ATTORNEY

      Know all men by these presents that the undersigned constitutes and appoints each of JAMES B. ARDREY and CRAIGH LEONARD, acting severally, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for it and in its name, place and stead, in any and all capacities, to sign any and all Securities and Exchange Commission Forms 3, Forms 4, Forms 5 and Schedules 13D and 13G and any all amendments thereto relating to Aurora Foods Inc., and to file the same and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as it might or could do in person, hereby ratifying and confirming said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done, or have done or caused to be done prior to this date, by virtue hereof.

Dated: August 5, 1998

                                          By: /s/ Timothy B. Andersen
                                              ----------------------------------
                                              TIMOTHY B. ANDERSEN

                                POWER OF ATTORNEY

      Know all men by these presents that the undersigned constitutes and appoints each of JAMES B. ARDREY and CRAIGH LEONARD, acting severally, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for it and in its name, place and stead, in any and all capacities, to sign any and all Securities and Exchange Commission Forms 3, Forms 4, Forms 5 and Schedules 13D and 13G and any all amendments thereto relating to Aurora Foods Inc., and to file the same and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as it might or could do in person, hereby ratifying and confirming said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done, or have done or caused to be done prior to this date, by virtue hereof.

Dated: August 5, 1998

                                          By: /s/ Thomas J. Youngerman
                                              ----------------------------------
                                              THOMAS J. YOUNGERMAN

                                POWER OF ATTORNEY

      Know all men by these presents that the undersigned constitutes and appoints each of JAMES B. ARDREY and CRAIGH LEONARD, acting severally, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for it and in its name, place and stead, in any and all capacities, to sign any and all Securities and Exchange Commission Forms 3, Forms 4, Forms 5 and Schedules 13D and 13G and any all amendments thereto relating to Aurora Foods Inc., and to file the same and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as it might or could do in person, hereby ratifying and confirming said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done, or have done or caused to be done prior to this date, by virtue hereof.

Dated: August 5, 1998

                                          By: /s/ Olafur Gudmundsson
                                              ----------------------------------
                                              OLAFUR GUDMUNDSSON

                                POWER OF ATTORNEY

      Know all men by these presents that the undersigned constitutes and appoints each of JAMES B. ARDREY and CRAIGH LEONARD, acting severally, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for it and in its name, place and stead, in any and all capacities, to sign any and all Securities and Exchange Commission Forms 3, Forms 4, Forms 5 and Schedules 13D and 13G and any all amendments thereto relating to Aurora Foods Inc., and to file the same and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as it might or could do in person, hereby ratifying and confirming said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done, or have done or caused to be done prior to this date, by virtue hereof.

Dated: August 5, 1998

                                          By: /s/ Gregory L. Smith
                                              ----------------------------------
                                              GREGORY L. SMITH

                                POWER OF ATTORNEY

      Know all men by these presents that the undersigned constitutes and appoints each of JAMES B. ARDREY and CRAIGH LEONARD, acting severally, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for it and in its name, place and stead, in any and all capacities, to sign any and all Securities and Exchange Commission Forms 3, Forms 4, Forms 5 and Schedules 13D and 13G and any all amendments thereto relating to Aurora Foods Inc., and to file the same and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as it might or could do in person, hereby ratifying and confirming said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done, or have done or caused to be done prior to this date, by virtue hereof.

Dated: August 5, 1998

                                          By: /s/ Anthony A. Bevilacqua
                                              ----------------------------------
                                              ANTHONY A. BEVILACQUA